Exhibit 99.1

APTIMUS ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS

SAN FRANCISCO, August 28, 2005-- Aptimus, Inc. (NASDAQ: APTM) today reported its results for the second quarter of 2005, including:

•	Reports Q2 2005 Revenues of $4.5 Million
•	Reports Q2 2005 GAAP Profit of $949,000
•	Achieves Q2 2005 GAAP fully diluted EPS of $0.12, pre-tax

Aptimus, Inc., the online lead generation network, today announced Q2 2005 revenues of $4.5 million, a 51% increase over $3.0 million of revenues in Q2 2004.

The company also reported a GAAP profit of $949,000 for the quarter, or $0.12 earnings per share, pre-tax, calculated on a fully diluted weighted average of 7.7 million shares. This represents more than triple the $300,000 profit the company had in the second quarter of 2004. The reported profit and per share amounts are determined without consideration of income tax expense. The tax benefit of the company’s Net Operating Loss Carry Forward has been fully reserved.

Cost of revenue, or fees earned by the company's network publishers, during the quarter were $2.0 million, or 45% of revenues. For the comparable quarter of 2004, fees to publishers were $1.3 million, or 44% of revenues.

Aptimus ended the quarter with $9.6 million in cash, an increase of $200,000 over the previous quarter.

Key financial metrics during the quarter were as follows:

Key Financial Business Metrics

	Three months ending
(Revenue & Pg. impressions in thousands)	6/30/2005	3/31/2005	6/30/2004
Core placement RPM	$263.58	$251.72	$351.68
Core placement page impressions	12,066	10,835	4,737
Revenue from Core placements	$3,180	$2,727	$1,666

% of revenue from core placements	70.9%	70.8%	56.0%
Other placement RPM	$18.79	$18.93	$16.77
Other placement page impressions	39,472	37,541	36,590
Revenue from Other placements	$742	$712	$614

Revenue from Email & Other	$561	$413	$696
% of revenue from other placements	16.6%	18.5%	20.6%
% of revenue from email and other programs	12.5%	10.7%	23.4%

The company continued to expand its publisher base during the quarter, growing its core placement impressions by 11% over the previous quarter to 12.1 million impressions. The average revenues per thousand core impressions (RPM) increased to $264. While the average RPM grew sequentially, it remains below the levels seen last year due largely to an increasing emphasis on adding new branded publishers that prefer less intrusive, lower response placement designs. Other impressions grew 5% over the previous quarter, with average revenue per thousand impressions remaining at a level of $19.

Personnel

A major emphasis for the quarter was to expand the company’s Board of Directors and deepen staffing at all levels of Sales and Business Development in order to prepare for its next phase of significant growth. During the quarter, the company added multiple new stellar employees.

New additions to the company include:

•
Rob Wrubel, as Executive Vice President, overseeing the sales and business development teams. Rob has over 20 years of executive management experience including leadership roles at AskJeeves, Knowledge Adventure, and WholeBody. Rob’s extraordinary background in internet and growth companies, as well as significant industry contracts will help attract large publishers and grow the company in general.

•
Brad Benz, as Senior Vice President, Strategic Business Development - West Coast focusing on large publisher relationships. Brad has an extensive industry background in venture capital and entrepreneurial activities, including founding ZuluSports, which was a leading venture-backed Internet publisher in the sports category.

•
Mike Mayor, as Senior Vice President, Strategic Business Development - East Coast based in New York. Mike also has an extensive industry background including most recently as President and COO of Net Creations, a leader in permission based email marketing. He recently coordinated the successful sale of Net Creations to Return Path.

•
Bob Bejan, CEO of Optimobius, as Board Member. Prior to his Optimobius role, Bob spent 6 1/2 years at Microsoft, beginning his career there as the Executive Producer for the Microsoft Network. Bob’s career at Microsoft included roles as General Manager, MSN Business Development and Programming, Director of Worldwide Sales, Operations & Programming and finally as head of MSN's worldwide strategic alliance group, developing deeply integrated relationships.

Business Outlook

“This was a successful quarter for Aptimus as we sequentially grew our top and bottom line results, expanded our publisher relationships, and most importantly significantly expanded our team, solidifying our foundation for growth,” said Tim Choate, President & CEO of Aptimus, Inc. “At the same time that we have made significant progress, looking at results half way through the 2005 year, we are behind our original November 2004 financial outlook forecast. The revenue shortfall is due to both seasonality in the education category during Q1, and our shift in focus toward higher quality branded sites that tend to have lower RPMs due to their desire for softer user experiences. We feel that an increasing focus on these highest quality sites is the best strategy for long term growth of the company,” added Choate.

“Our momentum is increasing and we feel that we will have a strong finish to 2005, but the key metrics required to achieve our original guidance would not be consistent with our strategy to build our growth on a solid, high quality foundation,” said John Wade, CFO of Aptimus, Inc.

Based on the factors mentioned above, Aptimus has elected to adjust its guidance to $20MM in revenues for the year and $3.9MM in earnings, or $0.50 EPS Pre-Tax, based on 7.8 million fully diluted shares outstanding for the year. On an annual basis, that continues to represent a solid 43% growth rate in revenues and a very strong 83% growth rate in earnings over 2004.

Category	11/2004 Guidance	7/2005 Guidance

Revenue	$26,500,000	$20,000,000
GAAP Income	$6,000,000	$3,900,000
Fully Diluted Shares for Yr.	7,500,000	7,800,000
EPS, pre-tax	$0.80	$0.50

The projected 2005 profit and per share amounts are determined without consideration of income tax expense. The tax benefit of the company's Net Operating Loss Carry Forward has been fully reserved. The company is also not including the possible effect of expensing stock options in its 2005 projections as it is using the current stock option expensing rules in its forecast.

It’s important to note that Aptimus’ model is very scalable and the addition of certain large publishers to its network could materially change its results. The company is actively talking to multiple large publishers now, and has tests live or nearing with publishers in the top 100 web sites, but is unable to predict if or when those publishers will be fully live or how quickly they will scale up their participation in the Aptimus Network. If one or more large publishers quickly scaled programs with Aptimus, it would have a material impact on its revenues.

Product Enhancements

Aptimus introduced a new and proprietary feedback loop program this quarter that enables advertisers to provide post-lead conversion bonuses and other source level performance data, leading their offers to automatically be presented more often in locations where they generate the best back end results. This capability enables advertisers to progressively grow their leads generated while also simultaneously increasing their back end conversion results, and helps position Aptimus as a leading and ongoing online source for their marketing programs. This new capability has proven successful already at driving high quantities of quality leads in a first test program for one of the largest for-profit education providers. The company is steadily expanding that relationship and methodically rolling these capabilities out to other advertisers as well.

Conference Call

Tim Choate will host a conference call today to review the company's second quarter 2005 results beginning at 5:00 p.m. Eastern Time. The conference call in number is (866) 851-7100 and the participant code is # 762812. In addition to the call, a webcast will be available live on the Internet, and a replay will also be accessible from the Investor section of the company's website at www.aptimus.com until August 31, 2005.

About Aptimus, Inc.

Aptimus (www.aptimus.com) is the online lead generation network. The Aptimus Network generates new revenues for Web site publishers while generating sales leads for advertiser clients. For advertisers, the Aptimus Network offers a platform to present their offers across an audience of Web site and email distribution channels. Marketers pay only for the results they achieve on a cost-per-click, cost-per-lead, cost-per-acquisition, or cost-per-impression basis, as well as combinations of those models. As a result, marketers can refine their offers and payment models to achieve their objectives. For Web site publishers, the Aptimus Network generates new revenues while promoting offers from known brands in graphical formats that complement the publishers' sites and adds value for their customers. At the core of the Aptimus Network platform is the company's proprietary technology, Dynamic Revenue Optimization(TM), which automatically determines on a real-time basis specific advertiser offers for promotion on each publisher's Web site and in each email sent. The company's primary offer presentation formats include cross-marketing promotions at the point of registration or other transactional activity on Web sites, online advertising programs, and email marketing campaigns. Aptimus' current clients include many of the top 500 direct marketers. Aptimus Web site publishers include a diverse cross-section of the Internet. Aptimus has offices in San Francisco and Seattle, and is publicly traded on the NASDAQ NM under the symbol APTM. More information on Aptimus is available at the company's Web site at http://www.aptimus.com.

This press release contains statements that may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, comments regarding the company's future success, the continuing nature of the company’s revenue growth, the company’s revenue and profit forecasts, the sufficiency of the company’s capital base, the ability of the company to keep its current clients and distribution publishers and add new ones, the ability of the company to maintain profitability, the viability of its network approach to direct marketing, the market acceptance of the company’s products and services, the company’s future capital strategy, the company’s net income and earnings per share for 2005, and the company’s improving prospects, in general. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, without limitation, fluctuation of the company's operating results, the ability to compete successfully, the ability of the company to maintain current client and distribution publisher relationships and attract new ones, market acceptance of the company’s co-registration advertising solution, the sufficiency of the company’s capital base to fund operations, and the sufficiency of the company’s computer hardware and human resource infrastructure to support expanding operations. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the "Risk Factors" described in the company’s Annual Report on Form 10-K, dated March 30, 2005, and in other reports and periodic filings on file with the SEC, all of which Risk Factors are incorporated herein as though fully set forth. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Investor Relations:

Genesis Select
Budd Zuckerman at 303-415-0200

Or

John Wade, Chief Financial Officer of Aptimus, Inc., 415-896-2123, ext. 245, or john.wade@aptimus.com.

Press Inquiries:

Holly Nuss, Public Relations, Aptimus, Inc., 415-845-1095 or Hollyn@aptimus.com

APTIMUS, INC.
Balance Sheet
(in thousands)
(unaudited)

	June 30,	December 31,
	2005	2004
ASSETS
Cash and cash equivalents	$9,640	$3,610
Accounts receivable, net	3,315	2,857
Prepaid expenses and other assets	158	130
Total current assets	13,113	6,597
Fixed assets, net of accumulated depreciation	719	549
Intangible assets, net	149	15
Deposits	37	45
	$14,018	$7,206

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$846	$1,375
Accrued and other liabilities	568	631
Total current liabilities	1,414	2,006
Shareholders' equity
Common stock, no par value	69,066	63,495
Additional paid-in capital	2,847	2,644
Accumulated deficit	(59,309)	(60,939)
Total shareholders' equity	12,604	5,200
	$14,018	$7,206

APTIMUS, INC.
Statement of Income
(in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2005	2004	2005	2004

Net Revenues	$4,483	$2,976	$8,335	$4,782
Operating expenses
Cost of revenues	2,036	1,313	3,502	1,992
Sales and marketing	735	522	1,460	959
Connectivity and network costs	209	213	420	389
Research and development	158	151	325	303
General and administrative	458	390	1,016	729
Depreciation and amortization	85	83	150	149
Loss on disposal of long-term assets	-	1	-	1
Total operating expenses	3,681	2,673	6,873	4,522
Operating income	802	303	1,462	260
Interest expense	-	7	-	34
Interest income	58	4	79	9
Gain on warrant liability	89	-	89	-
Net income	$949	$300	$1,630	$235

Basic net income per share	$0.15	$0.05	$0.26	$0.04
Weighted average shares used in computing basic net income per share	6,420	5,654	6,213	5,446
Diluted net income per share	$0.12	$0.05	$0.22	$0.04
Weighted average shares used in computing diluted net income per share	7,704	7,083	7,538	7,029